UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 19, 2008
__________________________________________

Lakeland Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-15535	13-3115216
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

701 Koehler Avenue, Suite 7, Ronkonkoma, New York 11779-7410
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (631) 981-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01
Lakeland Industries, Inc. signs a letter of intent to acquire Brazilian protective apparel supplier Qualytextil S.A., based in Salvador Bahia, Brazil. Lakeland Industries, Inc., a market leader in protective apparel, announced that it has signed a letter of intent to acquire Brazilian protective apparel supplier Qualytextil S.A., subject to the negotiation and execution of final documentation. Qualytextil, based in Salvador Bahia, Brazil, was founded in 1999 and serves the Brazil Protective Clothing market in the following areas: Firemen’s Turnout gear, Conductive and Electric arc garments, Chemical protective garments, occupational, multilayer and waterproof operational garments, aluminized and molten metal lines of protective clothing.

Pursuant to the letter of intent, it is anticipated that, upon the signing of definitive documentation, the initial purchase price to be paid by Lakeland would be approximately USD$12.5 million. The purchase price is also anticipated to include an earnout based on Qualytextil’s 2010 EBITDA.  The acquisition is expected to be accretive to Lakeland’s earnings per share. Adjusted Proforma EBITDA, as defined in the agreement, for the twelve months ended December 2007 is approximately USD$1.8 million. Sales for this period were approximately USD$9.8 million, with current gross margins of 50%.

Qualytextil is located in Salvador, Bahia, in the northeastern part of the country, where the State provides tax incentives, labor rates are favorable and is conveniently located to transport garments economically throughout the country.

The transaction is still subject to confirmatory due diligence, execution of definitive legal documentation, regulatory and other third party approvals and such other conditions as may be contained in the Definitive Agreement of Purchase and Sale. The companies are negotiating the terms of a Definitive Agreement of Purchase and Sale, but there is no assurance that these negotiations will result in a completed transaction. Assuming the execution of definitive documentation, the closing of the acquisition of Qualytextil is expected to occur at the end of April 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND INDUSTRIES, INC.

Date February 19, 2008

/s/ Christopher J. Ryan
Christopher J. Ryan
President & CEO

EXHIBIT INDEX

Exhibit
Number	Description

99.1
Text of Press Release issued by Lakeland Industries, Inc., dated February 19, 2008, titled “Lakeland Industries, Inc. signs a letter of intent to acquire Brazilian protective apparel supplier Qualytextil S.A., based in Salvador Bahia, Brazil.”